Exhibit 99.1

Corporate Office 6625 West 78th Street, Suite 300 Minneapolis, MN 55439 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	James Pekarek;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 607-3054

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2015 THIRD QUARTER RESULTS

Minneapolis, Minn.—(BUSINESS WIRE)— November 9, 2015 — Universal Hospital Services, Inc. (“UHS”), a leading provider of health care technology management and service solutions, today announced financial results for the quarter ended September  30, 2015.

Total revenues were $111.1 million for the third quarter of 2015, representing a $4.6 million or 4.4% increase from total revenues of $106.5 million for the same period of 2014.   Revenues for the first nine months of 2015 totaled $336.9 million, representing a $7.7 million or 2.3% increase from $329.2 million for same period of 2014.

Adjusted EBITDA was $28.6 million for the third quarter of 2015, representing a $0.6 million or 2.1% decrease from $29.2 million for the same period of 2014.  Adjusted EBITDA for the first nine months of 2015 was $92.6 million, a $2.2 million or 2.4% increase from the prior year same period.

Conference Call Dial-in Information

UHS will hold its quarterly conference call to discuss 2015 third quarter results on Tuesday, November 10, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (855) 539-7565 and advise the operator you would like to participate in the UHS Third Quarter 2015 Earnings Conference Call.  A recording of this call will be available from 11:00 a.m. Eastern Time on November 10, 2015 through December 11, 2015 by calling (855) 859-2056; enter conference ID 10555852.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Who We Are” section.  From this section, select “Financials” then “Presentations.”

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, stock option expense, reorganization costs, ASC 805 impact, loss on extinguishment of debt, transaction and related costs, and non-recurring, unusual or infrequent expenses, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations.  Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of consolidated net income (loss) to EBITDA and Adjusted EBITDA is included below.

	3rd Quarter		September YTD		LTM
(In millions)	2015	2014	2015	2014	2015
Net loss attributable to UHS	$(8.7)	$(10.3)	$(17.6)	$(52.8)	$(31.2)
Interest expense	13.3	13.3	39.8	39.9	53.2
Provision (benefit) for income taxes	0.2	0.2	0.6	(13.2)	0.6
Depreciation and amortization	22.7	24.3	68.8	75.8	93.1
EBITDA	27.5	27.5	91.6	49.7	115.7
Intangible asset impairment charge	—	—	—	34.9	—
Gain on Settlement	—	—	(5.7)	—	(5.7)
Management, board & strategic fees	0.3	1.4	4.8	3.2	7.2
Restructuring, acquisition and integration expenses	—	—	—	1.8	1.3
Stock option expense	0.8	0.3	1.9	0.8	3.4
Adjusted EBITDA	$28.6	$29.2	$92.6	$90.4	$121.9

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions to the health care industry. UHS owns or manages over 700,000 units of medical equipment for over 7,000 national, regional and local acute care hospitals and alternate site providers in all 50 states. For more than 75 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN  55439

952-893-3200

www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2014, as well as our other filings with the Securities and Exchange Commission.